TABLE MAX

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT **AGREEMENT** (the "Agreement") is effective as of this 15th day of August, 2007, by and between **TableMAX Holdings, LLC**, a California limited liability company (the "Company") and **Stephen Crystal**, an individual residing in the state of Nevada (the "Executive").

WHEREAS, the Company desires to employ the Executive to render services in accordance with the terms of this Agreement during the term specified herein;

WHEREAS, both the Executive and the Company desire to embody the terms and conditions of such employment in a written agreement which will supersede all prior agreements of employment, whether written or oral.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment and Duties. During the term of this Agreement (the "Term"), the Company hereby employs the Executive and the Executive hereby accepts such employment, to serve as Chief Executive Officer of the Company Executive shall have such powers and duties as are customarily associated with such position. In performing his duties hereunder, the Executive shall devote his best efforts and abilities and all his business time to the affairs and interests of the Company, its subsidiaries and affiliates (except as may be otherwise expressly authorized by the Board of Managers of the Company), and his performance hereunder shall be reviewed and evaluated by the Board at least annually.

The Executive shall report to the Board of Managers of the Company. The Executive has the right to hire and fire employees of the Company, provided the Board does not curtail such right. The Executive shall render his services at the Company's principal place of business to be established in Las Vegas, Nevada.

2. Performance. The Executive accepts such employment and agrees that during the Term he will not render business services to anyone other than the Company; that subject to his limited commitments involving investments and Board service, he will devote his full business time, attention, skill, and best efforts to the business of the Company, and to the faithful performance of the duties and responsibilities customarily vested in the CEO of a gaming company. Executive shall be permitted during the term of this Agreement to pursue limited other activities, including in the gaming industry, provided that such activities do not materially interfere with Executive's performance of his duties as CEO of the Company. The Board shall have the right to determine whether such other activities are interfering with Executive's duties, and if the Board makes such a determination and the Executive fails to respond to the Board's request that he discontinue other activities, then the Board may

terminate the Executive, and such termination shall be deemed "for cause." For purposes of this provision, Eexecutive has disclosed his investments or involvement in the following: (i) JMC Investments, (ii) Vox/Edge Hospitality; (iii) Sandella's Franchise LLC (master franchise company); (iv) joint venture casino development company (v) service on the Boards of Directors of Pacific Net. The foregoing would be permitted investments as they do not involve material time commitments other than in the role of investor or Board member.

3. Term. The Term shall commence on the date of this Agreement shall end on the earlier of three years from the date that the Company concludes an equity financing acceptable to the shareholders or July 31, 2011 (the "Initial Term"), unless the Term is otherwise extended or is earlier terminated pursuant to the terms of this Agreement. If either the Company or Executive desires to extend the Agreement after the Initial Term, then such party shall notify the other party of the proposed extension at least 90 days prior to the end of the Initial Term. If the recipient of such notice does not object to such proposed extension at least thirty (30) days prior to the end of the Initial Term, the Term shall be extended for one year; if the recipient does object, the Agreement shall terminate at the end of the Initial Term. Unless the parties agree otherwise in writing, the same procedure shall apply for one subsequent extension, if any, of the Agreement. Notwithstanding the foregoing, the Term of this Agreement and the employment of the Executive hereunder may be terminated in accordance with the provisions of Section 5 of this Agreement.

4. Compensation. As compensation for services rendered to the Company pursuant to this Agreement, the Company shall:

(a) pay to the Executive an annualized base salary (the "Base Salary") of Two Hundred and Forty Thousand dollars ($240,000), payable in semi-monthly installments during the Term, from which shall be deducted state and federal income taxes, local income or earnings taxes, social security taxes, and other and similar payroll taxes, and charges as may be required or appropriate under applicable law. No later than the end of the fiscal year (beginning with the first full fiscal year ending Sept 30, 2008, The "evaluation year"), Company shall review the Executive's then current Base Salary, taking into account all pertinent factors, including, without limitation, the performance of the Company, the performance of the Executive, compensation practices inside and outside of the Company, and such other factors as are reasonable and appropriate. After such review, the Company, upon the recommendation of the Board, shall determine the Base Salary to be paid to the Executive for the calendar year immediately following the Evaluation Year; provided, however, that the Executive's Base Salary shall at no time be less than the minimum Base Salary set forth in the first two sentences of this paragraph as long as the Company achieves financial performance goals necessary to repay investors in the Company; and provided further in no event shall the base salary for the fiscal year 2009 be less than $300,000 subject to ratification of the Board of Directors of the public company.

(b) enter into and implement customary employee benefit plans, including health, dental and vision plans, covering the Executive and other senior executives of the Company, as may be approved from time to time by the Board;

(c) enter into and implement annual operating incentive compensation plans to provide cash and/or stock incentive compensation opportunities, as may be approved from time to time by the Board;

(d) pay to Executive on closing of any equity financing acceptable to the Board of Directors during the first year of this Agreement the sum of One Hundred Thousand Dollars $100,000.

5. Early Termination of Term of Agreement; Effect of Termination.

(a) The Term of this Agreement and the employment of the Executive hereunder shall be terminated (a "Termination") at the end of the Term or prior thereto in any of the following circumstances:

(i) immediately if the Executive dies subject to any death benefit approved by the Board of Directors.

(ii) Immediately if the Executive becomes entitled to receive benefits under the long-term disability insurance coverage then provided by the Company, or if no such insurance is in effect, upon Executive's "Disability" as defined below;

(iii) at the option of the Company for "Cause" (as defined below) upon the Company providing written notice to the Executive of such Termination;

(iv) by the Executive if the Company materially breaches its obligation under this Agreement, if the Executive gives written notice of Termination to the Company specifying such breach, and if such breach continues for ten (10) business days after the receipt of such written notice from the Executive; provided, however, that if the foregoing breach is a breach other than an obligation to make payment to the Executive pursuant to Section 3(a) above, then the period of ten (10) business days referred to in the preceding clause shall instead be a period of thirty (30) business days;

(b) In the event of Termination, the Executive shall be entitled to receive the unpaid portion, if any, of the Base Salary attributable to the period ending on the effective date of such Termination; provided, however, if such Termination is on account of the Executive's long-term disability pursuant to Section 5(a)(ii), then, during the period beginning with the onset of such disability and ending on the effective date of such Termination, the Executive's Base Salary shall be reduced by any sick pay or disability benefits received by the Executive, through insurance contracts or otherwise;

(c) In addition to the foregoing, upon the occurrence of a Termination for any reason, then, except as otherwise specified in this Agreement, the Company and the Executive shall be released from any further obligations hereunder, but the Company and the Executive

shall retain and may exercise any and all remedies against the other. Notwithstanding the foregoing, the provisions of Section 5 through 19 of this Agreement shall survive any Termination.

(d) For purposes of this Agreement, "Cause" means (i) the finding by a court of competent jurisdiction that the Executive has committed a felony under the federal, state or local criminal law, or (ii) taking action contrary to the directions of the Board, violating policies adopted by the Board, willful or gross misconduct on the part of the Executive that is detrimental to the Company and it's subsidiaries taken as a whole, or commission of an act of dishonesty or fraud, as determined by the Board at a meeting duly called and held for that purpose, or any breach of this agreement, as determined by the Board, if the Executive fails to cure such breach within thirty (30) days following written notice by the Board to the Executive of such material breach. If the Executive is terminated for Cause, then in addition to any other remedies that the Company may have against the Executive, the Company shall have the right to repurchase any equity acquired by the Executive in the Company at fair market value.

(e) For purposes of this Agreement, "Disability" means the Executive's inability to render, for a period of six (6) months, all services required hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to the independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make the determination. If the Company has implemented a long-term disability coverage plan, in no event shall the Executive be considered disabled for the purposes of this Agreement unless the Executive is deemed disabled pursuant to the Company's long-term disability plan.

6. Severance Benefits

(a) If (i) the Executive terminates employment for Good Reason (as defined below), or (ii) the Company terminates Executive's employment under Section 5 without Cause above, then and only then, subject to Section 6(c) below and the Executive signing a release of any wrongful termination or other claims against the Company in form satisfactory to Company, the Company shall be obligated (i) to continue to make payments ("Severance Payments") for a period of twelve (12) months to the Executive of the Base Salary as in effect as of the effective date of such Termination; (ii) to pay any bonuses which were earned by the Executive, but unpaid, prior to the effective date of the Termination; and (iii) to continue for a period of twelve (12) months the Executive's and his dependents' medical coverage as in effect on the date of Termination. In the event that the Executive is ineligible to participate and/or be covered by any non-cash benefit plan or program during the Severance Period or, if applicable, by reason of such Termination, the Company shall provide substantially similar or comparable benefits through other means.

(b) For the purposes of this Agreement, the Executive shall be deemed to have terminated his employment for "Good Reason" if, without the Executive's prior expressed written consent, the Executive's compensation is arbitrarily decreased by the Company.

(c) If any payment or the receipt of any benefit under this Agreement shall be deemed to constitute an "excess parachute payment' as such term is defined in Internal Revenue Code of 1986 ("Code") Section 280G, or any successor section thereto, so as to result in the loss of a deduction to the Company under Code Section 280G or in the imposition of an excise tax on the Executive under Code Section 4999, or any successor section thereto, then the amounts payable or the benefits provided under this Agreement shall be reduced to the minimum extent necessary so that no such deduction will be lost by the Company and no such excise tax will be imposed on the Executive. The Company, in its sole discretion, shall determine whether or not an "excess parachute payment" would otherwise occur and shall determine the amount and method of foregoing reduction.

(d) In the event of a termination caused by a sale of the assets or a change of control, then the remaining term of the contract shall be paid in full.

7. Expenses; Vacation

(a) The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of his services hereunder during the Term of this Agreement upon presentation of expense statements or vouchers or such other supporting information as the Company customarily requires of its senior executive officers. Due to the responsibilities of the Executive's office, it is recognized that the Executive's business entertainment shall be reimbursable, subject to written policies to be approved by the Board.

(b) During each year that this Agreement is in effect, the Executive shall be entitled to a vacation, in addition to customary holidays, (without reduction of salary or compensation) for a period of three (3) weeks per annum, such vacation to be taken at such time or times during the year as may be mutually agreed upon between the Company and the Executive. Unused vacation time shall not accrue form year to year and, in the event of Termination, shall not entitle the Executive to any additional compensation to the extent not used.

(c) The Company shall reimburse Executive for one round-trip ticket from Las Vegas to Washington DC per month provided that Executive actually travels once a month round-trip Las Vegas to Washington DC.

8. Confidentiality

(a) The Executive shall not at any time during or after the Term (without regard to the circumstances under which this Agreement or the employment hereunder may have been

terminated), directly or indirectly, disclose, use, or permit those under his control to disclose or use, except as shall be necessary in the performance of his duties hereunder, such trade secrets or other proprietary or confidential information of the Company or any of its subsidiaries, without the prior written consent of the Company. The obligation of the Executive pursuant to this Section shall be in effect during the Term of this Agreement and shall survive and continue after the end of the Term of this Agreement.

(b) During the course of his employment with the Company, the Executive will have access to confidential information and trade secrets of the Company such as, by way of example and not limitation, information about the Company's business plans, past, present and prospective strategic partners, technology strategies, proprietary technologies, expansion plans, marketing, selling and financing programs or plans. Executive acknowledges and agrees that this information, whether or not reduced to tangible form, is the property of the Company, and that its disclosure to, or use by, competitors would cause serious injury to the Company. The Company shall have the right of injunctive remedies to prevent or ameliorate such disclosures. The Executive also agrees as to condition of employment by the Company to sign the Company's standard Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto and incorporated herein by reference.

(c) In the event of a breach or threatened breach by the Executive of the provisions of Section 8 (a) and (b) above, the Executive acknowledges and agrees that such a breach or threatened breach will cause irreparable injury to the Company for which an adequate remedy is not available at law. Nothing herein shall be construed as prohibiting the Company form pursuing any other remedies available to the Company for such breach or threatened breach at law or in equity, including the recovery of damages from the Executive. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of the performance of his obligations under Section 8 (a), (b) and (c) above are reasonably required for the protection of the Company and its investments.

9. **Competitive Activities Prohibited.** The Executive shall not either on his own or as an employee, agent, creditor, stockholder, or representative of any party, person or corporation, participate in activities which are competitive with the Company during his employment hereunder.

10. **No Prior Contracts Interfere with Performance.** The Executive does warrant and agree that no prior contract or agreement of any kind entered into by him will interfere in any manner with the complete performance of this Agreement.

11. **Equity Purchase; Common Stock Options.**

(a) On or before December 31, 2007, the Executive shall have the option to purchase five percent (5%) of the Common Units of the Company (the "Executive's Common Units") on a fully diluted basis for $50,000, which may be payable in cash or a promissory

note at the option of the Company, provided that the promissory note is due in full no later than September 15, 2008 and bears a market rate of interest for a short term note.

(b) On or immediately after the closing of a reverse merger of the Company into a publicly traded shell corporation and the capitalization of the Company with an equity investment acceptable to the Shareholders, the Executive shall be entitled to participate in a stock incentive program approved by the Board of the surviving company in the reverse merger and to receive that number of non-qualified stock options (the "Option Grant") exercisable at the then fair market value of the common stock of the Company such that the number of shares of common stock owned by the Executive as a result of the conversion of the Executive's Common Units plus the Option Grant shall equal five percent (5%) of the issued and outstanding common stock of the Company on a fully diluted basis. The options subject to the Option Grant shall vest ratably over the term of this Agreement, according to the following schedule: 1/3 vests on the date of the Reverse Merger Transaction; 2/3 vest quarterly over the next two year period, and such vesting shall accelerate on change of control of the Company, except as may occur in the Reverse Merger, and shall accelerate upon the placement of 100 TableMAX machines in the marketplace.

(c) The Executive shall also be eligible to participate in any additional stock option or other equity incentive plans as may be adopted from time to time by the Board of the surviving company in the reverse merger.

12. **Life Insurance.** The Executive agrees that the Company may, at its expense, at any time during the Term obtain a life insurance policy on the Executive's life in the amount of up to Five Million Dollars ($5,000,000), and in the event the Executive dies during the Term the proceeds shall be used for the benefit of the Company to repurchase any Incentive Equity that may have vested with the Executive. The Executive agrees to cooperate with the Company with respect to obtaining such policy or policies.

13. **Entire Agreement.** This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and shall not be amended, altered, or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. This Agreement supersedes all prior agreements between the Company and the Executive with respect to the subject matter hereof and all such prior agreements shall be void and of no further force or effect as of the date hereof.

14. **Waiver.** The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

15. **Governing Law.** This Agreement shall be subject to, and be governed by, the laws of the state of California.

16. **Assignability.** The Executive may not, without the prior written consent of the Company, assign, transfer, or convey this Agreement or any interest herein. This Agreement and all rights and obligations of the Company shall be binding upon and inure to the benefit of its successors and assigns. The term "successor" shall mean only any person, corporation, or other entity that, by merger, consolidation, purchase of assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of the Company or succeeds to one or more lines of business of the Company.

17. **Severability.** If any one or more of the provisions of this Agreement, as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited, shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability, shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision shall have never been contained herein.

18. **Interpretation.** The parties hereto acknowledge and agree that (i) each party and its counsel has reviewed and negotiated the terms and provisions of the Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

19. **Notices.** All notices hereunder shall be in writing, shall be delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by express or other delivery services, if to the Executive, to his attention at the principal office of the Company and, if to the Company, to the attention of the Corporate Secretary at its principal office. All notices hereunder shall be deemed effective when received as set forth above. No notice shall be effective if given otherwise that as provided herein.

20. **Mediation; Venue.** Any controversy involving the construction, application, enforceability or breach of any of the terms, provisions, or conditions of this Agreement, including without limitation claims for breach of contract, violation of public policy, breach of implied covenant, or any other alleged claims which are not settled by mutual agreement of the parties, shall be submitted to mediation in accordance with the rules of the American Arbitration Association. The mediation proceedings shall be held in Las Vegas, Nevada, and the parties shall share the cost of mediation. In the event of failure of the mediation to resolve the dispute, the parties shall have such remedies at law or equity as may be available.

22. Indemnity. The Company indemnifies the Executive and holds him harmless for any acts or decisions made by him in good faith while performing services within the scope of his duties as called for herein for the Company, and the Company will use its best efforts to obtain coverage for him under an insurance policy covering officers and directors against lawsuits. The Company will pay all expenses including attorney's fees actually and necessarily incurred by the Executive in connection with the defense of any such suit or proceeding and in connection with any appeal as well as the cost of any settlement. This indemnity shall not apply to the Executive as to the conduct which amounts to Cause for Termination described in Section 5 (d).

23. Headings. The heading or captions of the sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

24. Counterparts. This Agreement may be executed in one or more counterparts all of which taken together shall be deemed to constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

TABLEMAX HOLDINGS, LLC

By: ______________________

Title: ______________________

STEPHEN CRYSTAL

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